EXHIBIT 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Katapult Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	4,000,000(2)	$0.63	$2,520,000	0.0001102	$277.70
Total Offering Amounts					$2,520,000		$277.70
Total Fee Offsets							-
Net Fee Due							$277.70

(1)This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.0001 per share (“Common Stock”), of Katapult Holdings, Inc. (the “Company” or the “Registrant”) (i) issuable pursuant to the Katapult Holdings, Inc. 2021 Equity Incentive Plan (as amended, the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Common Stock that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.
(2)Rounded up to the nearest whole cent.
(3)Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for a share of Common Stock as quoted on the Nasdaq Stock Market on June 14, 2023.